TITAN MACHINERY ELECTS A NEW BOARD MEMBER

WEST FARGO, N.D. - February 28, 2018 - Titan Machinery Inc. (NASDAQ:TITN) announced today that it has elected Christine Hamilton to its Board of Directors. Ms. Hamilton’s term on the Board of Directors will begin March 1, 2018.  With the election of Ms. Hamilton, the Board will now consist of eight directors, including six independent directors.

“We are excited that Christine has accepted our offer to join the Board,” said David Meyer, Titan Machinery’s Board Chair and CEO.  “Christine has had a distinguished business career, including in the agriculture industry, and we believe that Titan Machinery and the Board will benefit from her insight.”

Ms. Hamilton is the co-owner and managing partner of Christiansen Land and Cattle, Ltd., a large diversified farming and ranching operation in central South Dakota, and is also the co-owner of Dakota Packing, Inc., a wholesale meat distribution business. Ms. Hamilton currently serves on the board of directors for the Federal Reserve Bank, Ninth District, located in Minneapolis, Minnesota, and as a director of SAB Biotherapeutics, a privately-held biopharmaceutical company. Ms. Hamilton earned her B.A. in philosophy from Smith College and her M.B.A. from the University of Arizona.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

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